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                                                                    EXHIBIT (23)

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement Nos. 33-36452, 33-49607, 33-51163, all on Form S-3; in Registration Statement Nos. 33-32211, 33-39195, 33-49479 and Post-Effective Amendment No. 1 to Registration Statement No. 33-17970, all on Form S-8; and in Registration Statement No. 33-36239 on Form S-4 of our report dated February 18, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method of accounting for income taxes and other postretirement benefits), appearing in and incorporated by reference in your Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 1993.





DELOITTE & TOUCHE

Portland, Oregon
March 30, 1994